Exhibit 99.1

Press Release	For Immediate Release Contact: Robert W. White, Chairman, President and CEO or Jack Sandoski, Senior Vice President and CFO (215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2011
Jenkintown, PA (April 29, 2011) — Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported net income of $1.5 million for the quarter ended March 31, 2011, compared to net income of $1.6 million for the quarter ended March 31, 2010. The Company’s basic and diluted earnings per share were each $0.08 for the first quarter of 2011 and 2010.
On January 26, 2011, the Company announced the signing of a definitive merger agreement with Susquehanna Bancshares, Inc., (“Susquehanna”) pursuant to which the Company will be merged with Susquehanna in a stock transaction that was valued at approximately $273 million (the “Merger”). Under the terms of the merger agreement, shareholders the Company will receive 1.32 shares of Susquehanna common stock for each share of Company common stock. The Bank’s 20 branches in the suburban counties surrounding Philadelphia will join Susquehanna Bank’s network of 221 branches in Pennsylvania, New Jersey, Maryland and West Virginia. The combined company will have approximately $15 billion in assets, including $10 billion in loans, and $10 billion in deposits. The Merger is subject to shareholder and regulatory approvals and other customary closing conditions.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “We are excited about the upcoming merger with Susquehanna, which we expect to close later this year. We believe that the merger will add value for our stockholders, and that the combined company will benefit our existing customers in the form of additional products and services and a larger branch network.”
Net Interest Income
Net interest income was $8.0 million for the three months ended March 31, 2011, representing a decrease of $206,000 or 2.5% over the first three months of 2010. The decrease occurred as lower interest expense was more than offset by a reduction in interest income. Our average interest rate spread improved to 2.72% for the first quarter of 2011 from 2.65% for the first quarter of 2010 as a decrease in the average rate paid on our interest-bearing liabilities exceeded the decrease in the average yield earned on our interest-earning assets. Our net interest margin improved to 2.94% for the first three months of 2011 from 2.92% for the three months of 2010.
Interest income for the three months ended March 31, 2011 decreased $1.4 million or 10.7% over the comparable 2010 period to $11.7 million. The decrease occurred as a result of a decline in both the average balance of our total interest-earning assets and the average yield earned on those assets. Although the average balances of our investment and mortgage-backed securities increased quarter-over-quarter, as did the balance of our other interest-earning assets, these increases were more than offset by a decrease in the average balance of our loan portfolio of $75.5 million or 9.9% quarter-over-quarter. The average yield earned on our total interest-earning assets decreased 35 basis points to 4.28% for the first quarter of 2011 compared to 4.63% for the first quarter of 2010 due to primarily to declines in the average yield earned on investment and mortgage-backed securities.

Interest expense for the three months ended March 31, 2011 decreased $1.2 million or 24.5% from the comparable 2010 period to $3.7 million. The decrease occurred as a result of a decline in both the average balance of our total interest-bearing liabilities and the average rate paid on those liabilities. The average balance of our total interest-bearing liabilities decreased $39.1 million or 4.0% to $940.8 million for the first quarter of 2011 from $979.9 million for the first quarter of 2010. The decrease was due primarily to a decrease in the average balance of our advances from the Federal Home Loan Bank (“FHLB”) of $49.4 million or 34.3% and our certificates of deposit of $33.8 million or 7.3%, quarter-over-quarter. This was partially offset by an increase in the average balance of our core deposits of $12.3 million quarter-over-quarter. The average rate we paid on our total interest-bearing liabilities decreased 42 basis points to 1.56% for the first quarter of 2011 from 1.98% for the first quarter of 2010 due to declines in the average rate paid on our advances from the FHLB of 61 basis points and our deposits of 27 basis points.
Provision for Loan Losses and Asset Quality
No provision for loan losses was recorded during the first quarter of 2011. A provision of $563,000 was recorded during the first quarter of 2010. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. Management determined that no provision was required during the first quarter of 2011 based on our evaluation of the overall adequacy of the allowance for loan losses in relation to the loan portfolio, and in consideration of a number of factors including a decrease in the outstanding balance of our loans receivable and the resolution or charge-off of certain large-balance, non-performing loans in recent periods.
Our non-accrual loans increased slightly during the first quarter of 2011 to $7.1 million at March 31, 2011 from $7.0 million at December 31, 2010. The increase was due primarily to the addition of one commercial real estate loan with an outstanding balance of $185,000 at March 31, 2011. Our total non-performing loans, defined as non-accruing loans and accruing loans 90 days or more past due, decreased to $8.2 million at March 31, 2011 from $9.0 million at December 31, 2010. This was primarily a result of certain of our past due accruing loans becoming current in their payments during the quarter. At March 31, 2011 and December 31, 2010, our non-performing loans amounted to 1.19% and 1.29%, respectively, of loans receivable, and our allowance for loan losses amounted to 52.68% and 47.27%, respectively, of non-performing loans. At March 31, 2011 and December 31, 2010, our non-performing assets amounted to 2.71% and 2.62% of total assets, respectively.
Non-Interest Income and Expenses
Our total non-interest income increased to $694,000 for the first quarter of 2011 from $355,000 for the first quarter of 2010. The increase was due primarily to a $386,000 improvement in our net loss on REO quarter-over-quarter. The larger net loss during the 2010 period was the result of a higher level of write-downs and losses on sales during that period.
Our total non-interest expenses for the first quarter of 2011 amounted to $6.9 million, representing an increase of $969,000 or 16.2% from the first quarter of 2010. The largest increase was in our expense for professional services, which increased $527,000 or 118.7% quarter-over-quarter. The increase was due primarily to additional legal and consulting expenses related to our proposed merger with Susquehanna, including expenses related to certain shareholder lawsuits. Also contributing to the increase in our total non-interest expenses were increases in our salaries and employee benefits and deposit insurance premium expenses, which increased $167,000 and $158,000, respectively, quarter-over-quarter.
The Company recorded an income tax expense of approximately $253,000 for the first quarter of 2011 compared to an income tax expense of approximately $460,000 for the first quarter of 2010. Our effective tax rate improved to 14.1% for the first quarter of 2011 compared to 22.2% for the first quarter of 2010 largely as a result of the tax benefit related to the exercise of stock options by certain of our employees during the quarter.

Statement of Financial Condition
The Company’s total assets decreased $73.7 million, or 5.9%, to $1.17 billion at March 31, 2011 compared to $1.25 billion at December 31, 2010. The most significant decreases were in cash and cash equivalents, which decreased $29.9 million during the quarter, investment and mortgage-backed securities, which decreased $27.2 million in the aggregate during the quarter, and loans receivable, which decreased $16.4 million during the quarter. These decreases occurred as repayments of securities and loans during the quarter were used primarily to reduce our liabilities.
Our total deposits decreased $51.1 million or 5.7% to $848.9 million at March 31, 2011 compared to $900.1 million at December 31, 2010. The decrease during the first quarter of 2011 was due to decreases in all categories of deposits, including a decrease in our savings and money market accounts of $18.9 million and a decrease in our certificates of deposit of $19.5 million. Our advances from the FHLB decreased $26.0 million or 23.7% to $83.9 million at March 31, 2011 from $109.9 million at December 31, 2010, as we continued to repay existing balances.
Our total stockholders’ equity increased to $212.9 million at March 31, 2011 from $211.9 million at December 31, 2010. Contributing to the increase was the reissuance of approximately 87,000 shares of treasury stock with a cost basis of approximately $831,000 in conjunction with the exercise of stock options by certain of our employees during the quarter. Additionally, our retained earnings increased $416,000 as our net income for the period was partially offset by the payment of our quarterly cash dividend of $0.06 per share of common stock. Limiting the effects of these increases was a reduction in our accumulated other comprehensive income of $666,000 resulting from a decrease in the aggregate fair value of our available for sale investment and mortgage-backed securities.
Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as 12 additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of March 31, 2011, Abington Bancorp had $1.17 billion in total assets, $848.9 million in total deposits and $212.9 million in stockholders’ equity.
This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations and the adequacy of our allowance for loan losses. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

Additional Information and Where to Find It
Susquehanna has filed with the SEC a registration statement on Form S-4 concerning the Merger. The registration statement included a prospectus for the offer and sale of Susquehanna common stock to the Company’s shareholders as well as a joint proxy statement of each of the Company and Susquehanna for the solicitation of proxies from their respective shareholders for use at the meetings at which the Merger will be voted upon. The Joint Proxy Statement/Prospectus and other documents filed by Susquehanna with the SEC contain important information about Susquehanna, the Company and the Merger. We urge investors and the Company’s shareholders to read carefully the Joint Proxy Statement/Prospectus and other documents filed with the SEC, including any amendments or supplements also filed with the SEC. The Company’s shareholders in particular should read the Joint Proxy Statement/Prospectus carefully before making a decision concerning the Merger. Investors and shareholders can obtain a free copy of the Joint Proxy Statement/Prospectus — along with other filings containing information about Susquehanna — at the SEC’s website at http://www.sec.gov. Copies of the Joint Proxy Statement/Prospectus, and the filings with the SEC incorporated by reference in the Joint Proxy Statement/Prospectus, can also be obtained free of charge by directing a request to Abington Bancorp, Inc., 180 Old York Road, Jenkintown, Pennsylvania 19046, Attention Robert W. White, President, telephone (215) 886-8280.
The Company, Susquehanna and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the Merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation as well as additional information concerning the Company’s and Susquehanna’s directors and executive officers is set forth in the Joint Proxy Statement/Prospectus. Information concerning the Company’s and Susquehanna’s directors and executive officers is also set forth in their respective proxy statements and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2011	December 31, 2010
ASSETS
Cash and due from banks	$18,405,431	$17,917,261
Interest-bearing deposits in other banks	29,386,046	59,769,447

Total cash and cash equivalents	47,791,477	77,686,708
Investment securities held to maturity (estimated fair value—2011, $20,953,406; 2010, $20,806,340)	20,384,241	20,384,781
Investment securities available for sale (amortized cost—2011, $107,946,969; 2010, $124,245,038)	108,284,090	124,903,901
Mortgage-backed securities held to maturity (estimated fair value—2011, $53,948,263; 2010, $58,338,548)	52,715,892	56,872,188
Mortgage-backed securities available for sale (amortized cost—2011, $158,923,851; 2010, $164,632,654)	161,748,148	168,172,796
Loans receivable, net of allowance for loan losses (2011, $4,301,401; 2010, $4,271,618)	680,029,837	696,443,502
Accrued interest receivable	4,231,694	4,102,984
Federal Home Loan Bank stock—at cost	13,183,400	13,877,300
Cash surrender value — bank owned life insurance	43,175,786	42,744,766
Property and equipment, net	9,561,814	9,751,694
Real estate owned	23,628,145	23,588,139
Deferred tax asset	3,770,146	3,631,218
Prepaid expenses and other assets	4,884,941	4,938,037

TOTAL ASSETS	$1,173,389,611	$1,247,098,014

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$38,789,486	$49,807,778
Interest-bearing	810,158,125	850,251,190

Total deposits	848,947,611	900,058,968
Advances from Federal Home Loan Bank	83,867,458	109,874,674
Other borrowed money	16,367,141	15,881,449
Accrued interest payable	2,098,902	912,321
Advances from borrowers for taxes and insurance	3,042,039	2,956,425
Accounts payable and accrued expenses	6,200,955	5,504,215

Total liabilities	960,524,106	1,035,188,052

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 24,460,240 shares issued; outstanding: 20,231,550 shares in 2011, 20,166,742 shares in 2010	244,602	244,602
Additional paid-in capital	202,723,230	202,517,175
Treasury stock—at cost, 4,228,690 shares in 2011, 4,293,498 shares in 2010	(34,394,607)	(34,949,051)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(13,250,578)	(13,460,338)
Recognition & Retention Plan Trust (RRP)	(2,337,547)	(2,589,310)
Deferred compensation plans trust	(1,061,718)	(1,045,153)
Retained earnings	58,935,362	58,519,670
Accumulated other comprehensive income	2,006,761	2,672,367

Total stockholders’ equity	212,865,505	211,909,962

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,173,389,611	$1,247,098,014

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2011	2010
INTEREST INCOME:
Interest on loans	$8,987,401	$9,999,227
Interest and dividends on investment and mortgage-backed securities:
Taxable	2,321,562	2,697,977
Tax-exempt	377,634	398,027
Interest and dividends on other interest-earning assets	16,534	5,892

Total interest income	11,703,131	13,101,123

INTEREST EXPENSE:
Interest on deposits	2,769,310	3,288,583
Interest on Federal Home Loan Bank advances	874,912	1,554,366
Interest on other borrowed money	21,378	14,292

Total interest expense	3,665,600	4,857,241

NET INTEREST INCOME	8,037,531	8,243,882

PROVISION FOR LOAN LOSSES	—	563,445

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	8,037,531	7,680,437

NON-INTEREST INCOME
Service charges	273,931	296,378
Income on bank owned life insurance	431,020	438,486
Net loss on real estate owned	(195,577)	(581,275)
Other income	185,054	201,741

Total non-interest income	694,428	355,330

NON-INTEREST EXPENSES
Salaries and employee benefits	3,096,957	2,929,782
Occupancy	748,662	712,720
Depreciation	196,760	229,725
Professional services	970,642	443,911
Data processing	448,740	422,622
Deposit insurance premium	518,025	360,503
Advertising and promotions	169,657	107,373
Director compensation	142,916	219,946
Other	643,868	540,739

Total non-interest expenses	6,936,227	5,967,321

INCOME BEFORE INCOME TAXES	1,795,732	2,068,446

PROVISION FOR INCOME TAXES	253,279	460,086

NET INCOME	$1,542,453	$1,608,360

BASIC EARNINGS PER COMMON SHARE	$0.08	$0.08
DILUTED EARNINGS PER COMMON SHARE	$0.08	$0.08

BASIC AVERAGE COMMON SHARES OUTSTANDING:	18,510,508	18,995,279
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	19,313,058	19,372,522

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended		Year Ended
	March 31,		December 31,
	2011	2010	2010

Selected Operating Ratios(1):
Average yield on interest-earning assets	4.28%	4.63%	4.55%
Average rate on interest-bearing liabilities	1.56%	1.98%	1.83%
Average interest rate spread(2)	2.72%	2.65%	2.72%
Net interest margin(2)	2.94%	2.92%	2.95%
Average interest-earning assets to average interest-bearing liabilities	116.25%	113.25%	114.32%
Net interest income after provision for loan losses to non-interest expense	115.87%	128.71%	130.70%
Total non-interest expense to average assets	2.30%	1.91%	1.97%
Efficiency ratio(3)	79.44%	69.39%	68.81%
Return on average assets	0.51%	0.52%	0.61%
Return on average equity	2.90%	3.00%	3.60%
Average equity to average assets	17.62%	17.19%	17.00%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	1.19%	5.00%	1.29%

Non-performing assets as a percent of total assets(5)	2.71%	4.73%	2.62%

Allowance for loan losses as a percent of non-performing loans	52.68%	24.45%	47.27%

Allowance for loan losses as a percent of total loans	0.63%	1.22%	0.61%

Net charge-offs to average loans receivable	(0.02)%	0.18%	0.81%

Capital Ratios(6):
Tier 1 leverage ratio	14.55%	13.22%	13.84%
Tier 1 risk-based capital ratio	24.17%	20.54%	23.31%
Total risk-based capital ratio	24.76%	21.70%	23.89%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended March 31, 2011 and 2010, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single-family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6)	Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA (continued)

	March 31,	December 31,	March 31,
	2011	2010	2010
	(Dollars in Thousands)

Non-accruing loans:
One- to four-family residential	$—	$—	$—
Multi-family residential and commercial real estate(1)	1,514	1,348	4,788
Construction	5,547	5,664	22,659
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total non-accruing loans	7,061	7,012	27,447

Accruing loans 90 days or more past due:
One- to four-family residential(2)	1,028	1,211	29
Multi-family residential and commercial real estate	—	725	—
Construction	14	14	10,535
Commercial business	—	—	—
Home equity lines of credit	62	76	106
Consumer non-real estate	—	—	—

Total accruing loans 90 days or more past due	1,104	2,026	10,670

Total non-performing loans(3)	8,165	9,038	38,117

Real estate owned, net	23,628	23,588	21,817

Total non-performing assets	31,793	32,626	59,934

Performing troubled debt restructurings:
One- to four-family residential(4)	219	583	—
Multi-family residential and commercial real estate	8,410	8,417	—
Construction	3,439	—	—
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total performing troubled debt restructurings	12,068	9,000	—

Total non-performing assets and performing troubled debt restructurings	$43,861	$41,626	$59,934

Total non-performing loans as a percentage of loans	1.19%	1.29%	5.00%

Total non-performing loans as a percentage of total assets	0.70%	0.72%	3.01%

Total non-performing assets as a percentage of total assets	2.71%	2.62%	4.73%

(1)	Included in this category of non-accruing loans at March 31, 2011, December 31, 2010 and March 31, 2010 is one troubled debt restructuring with a balance of $1.3 million, $1.3 million, and $2.4 million at such date, respectively.

(2)	Included in this category of non-accruing loans at March 31, 2011 is one troubled debt restructuring with a balance of $219,000 at such date.

(3)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

(4)	Two performing troubled debt restructurings (“TDRs”) included in one- to four-family residential real estate loans with an aggregate outstanding balance of $583,000 at March 31, 2010 were identified as a result of enhanced procedures, although no such balances were previously reported at such date.